                                   Exhibit 32


                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------
                 FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003
                 ----------------------------------------------

                            CERTIFICATION PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

         In connection with the Annual Report of Shelbourne Properties II, Inc., (the "Company"), on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned, in the capacities and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that: (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

         Date:  March 25, 2004                  /s/ Michael L. Ashner
                                                -------------------------------
                                                   Michael L. Ashner
                                                   Chief Executive Officer


         Date:  March 25, 2004                  /s/ Carolyn B. Tiffany
                                                -------------------------------
                                                   Carolyn B. Tiffany
                                                   Chief Financial Officer

                           ANNUAL REPORT ON FORM 10-K
                               ITEM 8 AND 15(a)(2)



                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                             A DELAWARE CORPORATION
                             ----------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                  --------------------------------------------

                                    I N D E X
                                    ---------

                                                                                                              Page
                                                                                                             Number
                                                                                                             ------

Independent Auditors' Report..................................................................................54

Consolidated Financial Statements, years ended December 31, 2003, 2002 and 2001

Consolidated Statements of Net Assets (Liquidation Basis) as of December 31, 2003
and December 31, 2002  .......................................................................................55

Consolidated Statements of Operations and Changes in Net Assets for the Year
Ended December 31, 2003 (Liquidation Basis), the Period October 30, 2002 to
December 31, 2002 (Liquidation Basis) and Consolidated Statements of Operations
for the Period January 1, 2002 to October 29, 2002 and for the Year Ended
December 31, 2001 (Going Concern Basis).......................................................................56

Consolidated Statements of Equity (Going Concern Basis) for the Period January 1, 2002
 to October 29, 2002 and the Year Ended December 31, 2001 ....................................................58

Consolidated Statements of Cash Flows for the Year Ended December 31, 2003
(Liquidation Basis), the Periods October 30, 2002 to December 31, 2002
(Liquidation Basis) and January 1, 2002 to October 29, 2002 and for the Year
Ended December 31, 2001 (Going Concern
Basis)........................................................................................................59

Notes to Consolidated Financial Statements....................................................................61

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Shelbourne Properties II, Inc.

We have audited the accompanying consolidated statements of net assets (liquidation basis) of Shelbourne Properties II, Inc. (the "Corporation") as of December 31, 2003 and 2002, and the related consolidated statements of operations and changes in net assets (liquidation basis) and cash flows (liquidation basis) for the year ended December 31, 2003 and for the period October 30, 2002 to December 31, 2002. In addition, we have audited the accompanying consolidated statements of operations, equity and cash flows for the year ended December 31, 2001 and for the period January 1, 2002 to October 29, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the stockholders of the Corporation approved a plan of liquidation on October 29, 2002. As a result the Corporation has changed its basis of accounting from the going concern basis to the liquidation basis effective October 30, 2002.

In our opinion, such consolidated financial statements present fairly, in all material respects (1) the net assets (liquidation basis) of the Corporation and its subsidiaries as of December 31, 2003 and 2002, (2) the changes in their net assets (liquidation basis) and their cash flows (liquidation basis) for the year ended December 31, 2003 and for the period October 30, 2002 to December 31, 2002 and (3) the results of their operations (going concern basis) and their cash flows (going concern basis) for the year ended December 31, 2001 and for the period January 1, 2002 to October 29, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidation financial statements, because of the inherent uncertainty of valuation when a company is in liquidation, the amounts realizable from the disposition of the remaining assets and the amounts creditors agree to accept in settlement of the obligations due them may differ materially from the amount shown in the accompanying consolidated statements of net assets as of December 31, 2003 and 2002.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 25, 2004

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------


            CONSOLIDATED STATEMENTS OF NET ASSETS (LIQUIDATION BASIS)
            ---------------------------------------------------------
                  AS OF DECEMBER 31, 2003 AND DECEMBER 31, 2002
                  ---------------------------------------------


                                                                            2003                        2002
                                                                    ---------------------      -----------------------
ASSETS

Real estate held for sale                                                 $   14,514,877             $     17,091,316
Investment in joint ventures                                                  10,979,376                   62,344,354
Cash and cash equivalents                                                      1,242,698                   10,898,495
Other assets                                                                     222,806                      255,246
Receivables, net                                                                 128,161                       83,523
                                                                            ------------                 ------------

       Total Assets                                                           27,087,918                   90,672,934
                                                                            ------------                 ------------

LIABILITIES

Accounts payable and accrued expenses                                          1,414,537                      691,344
Credit Facility                                                                        -                   23,779,343
Loans payable and accrued interest due to related parties                      6,735,892                            -
Reserve for estimated costs during the period of liquidation                   1,500,000                    1,600,000
Deferrals of gains on real estate assets and joint ventures                    5,286,904                   43,847,675

COMMITMENTS AND CONTINGENCIES (Note 8, 9)

CLASS B Partnership Interests (Note 8)                                                 -                            -

CLASS A Partnership Units, liquidation value (Note 9)                                  -                    1,015,148
                                                                            ------------                 ------------

       Total Liabilities                                                      14,937,333                   70,933,510
                                                                            ------------                 ------------

NET ASSETS IN LIQUIDATION                                               $     12,150,585           $       19,739,424
                                                                            ============                 ============


         See notes to consolidated financial statements.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------


  CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEAR
  ----------------------------------------------------------------------------
   ENDED DECEMBER 31, 2003, THE PERIOD OCTOBER 30, 2002 TO DECEMBER 31, 2002
   -------------------------------------------------------------------------
  (LIQUIDATION BASIS) AND CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIOD
  ----------------------------------------------------------------------------
  JANUARY 1, 2002 TO OCTOBER 29, 2002 AND FOR THE YEAR ENDED DECEMBER 31, 2001
  ----------------------------------------------------------------------------
                              (GOING CONCERN BASIS)
                              ---------------------

                                                             PERIOD 10/30/02     PERIOD 1/1/02
                                                               TO 12/31/02        TO 10/29/02                           2001
                                               2003            (LIQUIDATION      (GOING CONCERN        2002        (GOING CONCERN
                                        (LIQUIDATION BASIS)        BASIS)             BASIS)        (AGGREGATED)        BASIS)
                                        -------------------  ----------------   ---------------  ----------------- ---------------
Rental revenue                                $  2,571,747      $   825,439       $   3,546,822      $  4,372,261    $ 11,569,278
                                             --------------    -------------    ----------------   ---------------  --------------

Costs and expenses:
    Operating expenses                           1,576,083           83,248           1,219,910         1,303,158       3,500,423
    Depreciation and amortization                        -                -           1,249,356         1,249,356       2,096,134
    Asset management fee                           200,000           33,333             174,249           207,582       1,342,002
    Transition management fee                            -                -             208,250           208,250               -
    Purchase of advisory agreements                      -                -          23,049,398        23,049,398               -
    Administrative expenses                      1,086,591          688,272           3,798,642         4,486,914       1,032,875
    Property management fee                         73,240           21,088             106,911           127,999         357,126
                                             --------------    -------------    ----------------   ---------------  --------------
                                                 2,935,914          825,941          29,806,716        30,632,657       8,328,560
                                             --------------    -------------    ----------------   ---------------  --------------

Income (loss) before equity income
from joint ventures, interest and
other income, and gain on sale of
real estate                                       (364,167)            (502)        (26,259,894)      (26,260,396)      3,240,718

    Equity income from joint ventures           38,502,411          631,300           3,479,303         4,110,603               -
    Gain on sale of real estate
    held for sale                                  846,203        6,760,285                   -         6,760,285       3,207,975
    Interest expense                              (594,539)        (193,172)           (851,669)       (1,044,841)              -
    Interest income                                 50,966           12,056             153,046           165,102         709,913
    Other income                                   303,499                -                 549               549          29,576
                                             --------------    -------------    ----------------   ---------------  --------------

Net income (loss) from continuing operations    38,744,373        7,209,967         (23,478,665)      (16,268,698)      7,188,182
Net loss from discontinued operations                    -                -            (304,336)         (304,336)       (338,031)
                                             --------------    -------------    ----------------   ---------------  --------------

Net income (loss)                             $ 38,744,373      $ 7,209,967       $ (23,783,001)    $ (16,573,034)    $ 6,850,151
Preferred dividends                              $ (51,462)       $ (32,168)          $ (32,146)        $ (64,314)    $         -
                                             --------------    -------------    ----------------   ---------------  --------------

Net income (loss) available for common
stockholders                                  $ 38,692,911      $ 7,177,799       $ (23,815,147)    $ (16,637,348)    $ 6,850,151
                                                                                ================   ===============  ==============

Net assets at October 29, 2002                           -       27,831,952
Net assets in liquidation at January 1, 2003    19,739,424                -

Adjustments to liquidation basis of
acounting                                                -       (2,743,237)
Increase in reserve for estimated liquidation
costs                                             (423,660)               -

Liquidating dividends- common shares           (45,858,090)     (12,527,090)
                                             --------------    -------------

Net assets in liquidation at end of period    $ 12,150,585     $ 19,739,424
                                             ==============    =============
                                                                                                                        (continued)

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------


  CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEAR
  ----------------------------------------------------------------------------
   ENDED DECEMBER 31, 2003, THE PERIOD OCTOBER 30, 2002 TO DECEMBER 31, 2002
   -------------------------------------------------------------------------
  (LIQUIDATION BASIS) AND CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIOD
  ----------------------------------------------------------------------------
  JANUARY 1, 2002 TO OCTOBER 29, 2002 AND FOR THE YEAR ENDED DECEMBER 31, 2001
  ----------------------------------------------------------------------------
                        (GOING CONCERN BASIS) (CONTINUED)
                        ---------------------------------

                                                             PERIOD 10/30/02     PERIOD 1/1/02
                                                               TO 12/31/02        TO 10/29/02                           2001
                                               2003            (LIQUIDATION      (GOING CONCERN        2002        (GOING CONCERN
                                        (LIQUIDATION BASIS)        BASIS)             BASIS)        (AGGREGATED)        BASIS)
                                        -------------------  ----------------   ---------------  ----------------- ---------------

Earnings (loss) per share - Basic and
Diluted

Net income (loss) from continuing
operations                                    $      43.24                                          $     (17.43)      $     5.80

Net loss from discontinued operations                    -                                          $      (0.32)      $    (0.27)
                                         ------------------                                      ----------------- ---------------
Income (loss) per common share                $      43.24                                          $     (17.75)      $     5.53
                                         ==================                                      ================= ===============

Weighted average common shares                     894,792                                                937,035       1,237,916
                                         ==================                                      ================= ===============



                                                                                                        (CONCLUDED)

                 See notes to consolidated financial statements.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------


     CONSOLIDATED STATEMENTS OF EQUITY (GOING CONCERN BASIS) FOR THE PERIOD
     ----------------------------------------------------------------------
    JANUARY 1, 2002 TO OCTOBER 29, 2002 AND THE YEAR ENDED DECEMBER 31, 2001
    ------------------------------------------------------------------------


                                          PARTNERS' EQUITY                                 STOCKHOLDERS' EQUITY
                                    --------------------------- -----------------------------------------------------------------
                                       GENERAL       LIMITED                   ADDITIONAL    TREASURY      RETAINED
                                      PARTNERS      PARTNERS     COMMON STOCK    CAPITAL       STOCK        EARNINGS     TOTAL
                                    ------------  ------------- ------------- ------------ -------------  ------------ -----------

 Balance, January 1, 2001           $  3,264,724  $ 62,010,830  $          -  $          - $          -  $          - $ 65,275,554

 Net income through April 17, 2001        51,439     1,015,345             -             -            -             -    1,066,784

 Conversion of Partnership to REIT    (3,316,163) (63,026,175)        12,379    66,329,959            -             -            -

 Net income after conversion                   -            -              -             -            -     5,783,367    5,783,367

 Distributions ($2.11 per share)               -             -             -             -            -    (2,612,003) (2,612,003)
                                     -----------   -----------   -----------   ----------- ------------  ------------  ----------

 Balance, December 31, 2001                    -  -                   12,379    66,329,959            -     3,171,364   69,513,702

 Net loss                                      -             -             -             -            -   (23,783,001) (23,783,001)

 Purchase of treasury stock                    -             -             -             -  (17,866,603)            -  (17,866,603)


 Dividends paid-Preferred                      -             -             -             -            -       (32,146)     (32,146)
                                    ------------  ------------  ------------  ------------ ------------  ------------  -----------

 Balance, October 29, 2002          $          -  $          -  $      12,379  $66,329,959 $(17,866,603) $(20,643,783) $27,831,952
                                    ============  ============  =============  =========== ============  ============  ===========



                 See notes to consolidated financial statements.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------


   CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2003
   --------------------------------------------------------------------------
     (LIQUIDATION BASIS), THE PERIODS OCTOBER 30, 2002 TO DECEMBER 31, 2002
     ----------------------------------------------------------------------
    (LIQUIDATION BASIS) AND JANUARY 1, 2002 (GOING CONCERN BASIS) TO OCTOBER
    ------------------------------------------------------------------------
     29, 2002 AND FOR THE YEAR ENDED DECEMBER 31, 2001 (GOING CONCERN BASIS)
     -----------------------------------------------------------------------

                                                                          PERIOD        PERIOD 1/1/02
                                                           2003         10/30/02 TO       TO 10/29/02                      2001
                                                      (LIQUIDATION       12/31/02       (GOING CONCERN      2002      (GOING CONCERN
                                                          BASIS)    (LIQUIDATING BASIS)     BASIS)      (AGGREGATED)      BASIS)
                                                     -------------- ------------------- -------------- -------------  --------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)                                    $ 38,744,372    $    7,209,967     $ (23,783,001) $(16,573,034)   $ 6,850,151
Adjustments to reconcile net income (loss)
to net cash provided by (used in) operating
activities:                                                                                                              2,096,134
     Depreciation and amortization                              -                 -         1,249,356     1,249,356
     Straight line adjustment for stepped                                                                                  243,063
     lease rentals                                              -                 -            15,567        15,567
     Change in bad debt reserve                           (89,176)           38,139           (34,146)        3,993              -
     Purchase of advisory agreement                                               -        23,049,398    23,049,398              -
     Distributions in excess of income from joint
     ventures                                          15,209,006           768,829         6,209,542     6,978,371              -
     Loss from discontinued operations                          -                 -           304,336       304,336        338,031
     Gain on sale of real estate held for sale           (846,203)       (6,760,285)                -    (6,760,285)    (3,207,975)

Changes in operating assets and liabilities:
     Receivables                                         (133,814)          (52,560)           77,159        24,599        (46,207)
     Other assets                                          32,440            62,881        (1,342,102)   (1,279,221)      (509,974)
     Accounts payable and accrued expenses               (291,864)          168,989          (113,213)       55,776       (165,410)
     Liquidating expenses paid                           (523,660)                -                 -             -              -
     Accrued interest due to related parties               15,192                 -                 -             -              -
     Due to affiliates                                          -                 -                 -             -       (512,473)
                                                     ------------    --------------     -------------  ------------   ------------

     Net cash provided by operating activities         52,116,293         1,435,960         5,632,896     7,068,856      5,085,340
                                                     ------------    --------------     -------------  ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Discontinued operations                                         -                 -          (458,584)     (458,584)      (242,880)
Improvements to real estate held for sale                (849,853)          (50,063)         (478,907)     (528,970)    (1,705,797)
Investment in Accotel                                  (1,079,675)                -                 -             -              -
Proceeds from sales of real estate held for sale        3,125,632        16,456,646                 -    16,456,646      7,879,568
                                                     ------------    --------------     -------------  ------------   ------------

Net cash provided by (used in) investing activities     1,196,104        16,406,583          (937,491)   15,469,092      5,930,891

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock                                      -                 -       (17,866,603)  (17,866,603)             -
Proceeds from Fleet Loan                               22,081,542                 -                 -             -              -
Paydown of Fleet Loan                                 (22,081,542)                -                 -             -              -
Proceeds from related party loans payable               6,720,701
Proceeds from Credit Facility                                   -                 -        29,779,343    29,779,343              -
Paydown of Credit Facility due to sales                  (475,180)       (6,000,000)                -    (6,000,000)             -
Payoff of Credit Facility                             (23,304,163)                -                 -             -              -
Payoff of note payable                                          -                 -       (22,034,250)  (22,034,250)             -
Dividends - Common                                    (45,858,090)      (12,527,090)                -   (12,527,090)    (2,612,003)
Distributions paid-Class A Unitholder                     (51,462)          (64,314)                -       (64,314)             -
                                                     ------------    --------------     -------------  ------------   ------------
Net cash used in financing activities                 (62,968,194)      (18,591,404)      (10,121,510)  (28,712,914)    (2,612,003)
                                                     ------------    --------------     -------------  ------------   ------------


                                                                     (CONTINUED)

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------


   CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2003
   --------------------------------------------------------------------------
     (LIQUIDATION BASIS), THE PERIODS OCTOBER 30, 2002 TO DECEMBER 31, 2002
     ----------------------------------------------------------------------
    (LIQUIDATION BASIS) AND JANUARY 1, 2002 (GOING CONCERN BASIS) TO OCTOBER
    ------------------------------------------------------------------------
     29, 2002 AND FOR THE YEAR ENDED DECEMBER 31, 2001 (GOING CONCERN BASIS)
     -----------------------------------------------------------------------
                                   (CONTINUED)
                                   -----------





                                                                        PERIOD         PERIOD 1/1/02
                                                        2003          10/30/02 TO        TO 10/29/02                      2001
                                                   (LIQUIDATION        12/31/02        (GOING CONCERN      2002      (GOING CONCERN
                                                       BASIS)     (LIQUIDATING BASIS)      BASIS)      (AGGREGATED)      BASIS)
                                                  --------------  -------------------  -------------- -------------  --------------
CASH FLOW FROM OPERATING ACTIVITIES:
Decrease (increase) in cash and cash equivalents      (9,655,797)     (748,861)          (5,426,105)     (6,174,966)     8,404,228
                                                   ---------------  --------------    --------------  --------------  --------------

Cash and cash equivalents, beginning of period                  -               -        26,011,761      26,011,761     17,607,533
Cash and cash equivalents related to
investments in join ventures                                    -               -        (8,938,300)     (8,938,300)             -
                                                   ---------------  --------------    --------------  --------------  --------------
Adjusted cash and cash equivalents, beginning
of period                                              10,898,495      11,647,356        17,073,461      17,073,461     17,607,533
                                                   ---------------  --------------    --------------  -------------- --------------
Cash and cash equivalents, end of period             $  1,242,698    $ 10,898,495      $ 11,647,356   $  10,898,495   $ 26,011,761
                                                   ===============  ==============    ==============  ============== ==============

Supplemental Disclosure of Cash Flow Information
Cash paid for interest                                $   579,347      $  193,172       $   851,669   $   1,044,841   $         -
                                                   ===============  ==============    ==============  ============== ==============



                                                                     (CONCLUDED)



                 See notes to consolidated financial statements.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1.       ORGANIZATION
         ------------

         Shelbourne Properties II, Inc., a Delaware corporation (the "Corporation") was formed on April 17, 2001. The Corporation's wholly-owned operating partnership, Shelbourne Properties II L.P., a Delaware limited partnership (the "Operating Partnership", and together with the Corporation, the "Company"), holds directly and indirectly all of the Company's assets. Pursuant to a merger that was consummated on April 17, 2001, the Operating Partnership became the successor by merger High Equity Partners, Series 86 (the "Predecessor Partnership").

         In August 2002, the Board of Directors adopted a Plan of Liquidation (the "Plan of Liquidation") and directed that the Plan of Liquidation be submitted to the Corporation's stockholders for approval. The stockholders of the Corporation approved the Plan of Liquidation at a Special Meeting of Stockholders held on October 29, 2002. The Plan of Liquidation contemplates the orderly sale of all of the Corporation's assets for cash or such other form of consideration as may be conveniently distributed to the Corporation's stockholders and the payment of (or provision for) the Corporation's liabilities and expenses, as well as to the extent deemed advisable, the establishment of a reserve to fund the Corporation's contingent liabilities. The Plan of Liquidation gives the Corporation's Board of Directors the power to sell any and all of the assets of the Corporation without further approval by the stockholders.

         The Corporation presently expects that on April 16, 2004 any then remaining assets and liabilities will be transferred to a liquidating trust. With the transfer to a liquidating trust, the liquidation will be completed for federal and state income tax purposes, although one or more distributions of the remaining cash and net proceeds from future asset sales may occur subsequent to the establishment of a liquidating trust.

         At such time as the assets of the Company are distributed to a liquidating trust, the interests in such trust will be non-transferable. Accordingly, investors will not be able to sell their interests in the liquidating trust but will receive distributions from the liquidating trust as the remaining assets are liquidated.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

         BASIS OF PRESENTATION
         ---------------------

         As a result of the adoption of the Plan of Liquidation and its approval by the Corporation's stockholders, the Corporation adopted the liquidation basis of accounting for the period subsequent to October 29, 2002. Under the liquidation basis of accounting, assets are stated at their estimated net realizable value. Liabilities including the reserves for estimated costs during the period of liquidation are stated at their anticipated settlement amounts. The valuation of investments in joint ventures and real estate held for sale is based upon current contracts, estimates as determined by independent appraisals or other indications of sales values. The valuations for other assets and liabilities under the liquidation basis of accounting are based on management's estimates as of December 31, 2003 and 2002. The actual values realized for assets and settlement of liabilities may differ materially from the amounts estimated.

         The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, the Operating Partnership and Shelbourne Properties II GP LLC, the general partner of the Operating Partnership and a wholly owned subsidiary of the Corporation. Intercompany accounts and transactions have been eliminated in consolidation.

         As a result of the Operating Partnership incurring debt, the Corporation is no longer allowed to account for its investments in joint ventures on a pro-rata consolidation basis. The Corporation must instead utilize the equity method of accounting. As required, the Corporation's consolidated statements of operations reflect the equity method of accounting subsequent to January 1, 2002, and pro-rata consolidation prior to that date (see Investments in Joint Ventures below).

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
         ------------------------------------------------------

         ADJUSTMENTS TO LIQUIDATION BASIS OF ACCOUNTING
         ----------------------------------------------

         On October 30, 2002, in accordance with the liquidation basis of accounting, assets were adjusted to estimated net realizable value and liabilities were adjusted to estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Since the sale of the properties located in Melrose Park, Illinois; Hilliard, Ohio; New York, New York; San Diego, California; Grove City, Ohio, and Orange, Ohio, the valuation of investments in joint ventures and real estate held for sale have been adjusted to reflect estimated realizable value as of December 31, 2003. Further adjustments were included in the December 31, 2003 Consolidated Statement of Changes in Net Assets. The valuation is based on current contracts, estimates as determined by independent appraisals or other indications of sales value, net of estimated selling costs and capital expenditures anticipated during the liquidation period. The valuations of other assets and liabilities are based on management's estimates as of December 31, 2003. During the year ended December 31, 2003, in addition to decreases due to the result of sales, the deferred gain was decreased by $968,196 to reflect revisions to the carrying value of real estate and joint ventures. The actual values realized for assets and settlement of liabilities may differ materially from amounts estimated.

         The anticipated gains which include any distributions payable to the Class B Unitholder associated with the adjustment in value of these real estate properties have been deferred until such time as a sale occurs. During the year ended December 31, 2003, the Corporation recognized actual gains of $846,203 on the sale of real estate and $37,125,122 included in equity income from joint ventures attributable to real estate sales. As a result of these sales, the Corporation's deferred gain at December 31, 2003 was reduced by $37,592,575 to $5,286,904.

         RESERVE FOR ESTIMATED COSTS DURING THE PERIOD OF LIQUIDATION
         ------------------------------------------------------------

         Under liquidation accounting, the Corporation is required to estimate and accrue the costs associated with executing the Plan of Liquidation. These amounts can vary significantly due to, among other things, the timing and realized proceeds from property sales, the costs of retaining agents and trustees to oversee the liquidation, the costs of insurance, the timing and amounts associated with discharging known and contingent liabilities and the costs associated with cessation of the Company's operations. These costs are estimates and are expected to be paid out over the liquidation period. Such costs do not include costs incurred in connection with ordinary operations.

         The reserve for additional costs associated with liquidation was reduced from $1,600,000 at December 31, 2002 to $1,500,000 at December 31, 2003. The decrease is the result of (a) professional costs associated with obtaining the Fleet Loan of $504,926, (b) $2,066 incurred in connection with the payoff of the Fleet Loan and (c) tax planning costs of $16,666 paid to an affiliate of Presidio Capital Investment Company, LLC in connection with the Accotel transaction (see note 10). These expenditures were partially offset by an increase in management's estimate of costs associated with executing the Plan of Liquidation of $423,660.

         USE OF ESTIMATES
         ----------------

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH EQUIVALENTS
         ----------------

         The Corporation considers all short-term investments that have original maturities of three months or less from the date of acquisition to be cash equivalents.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.       SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (CONTINUED)
         -----------------------------------------------------

         RECEIVABLES
         -----------

         Receivables are stated net of allowance for doubtful accounts of $43,517 and $92,693 as of December 31, 2003 and December 31, 2002,
         respectively.

         REVENUE RECOGNITION
         -------------------

         Prior to the adoption of the liquidation basis of accounting, base rents were recognized on a straight-line basis over the terms of the related leases. Subsequent to the adoption of the liquidation basis of accounting, the amount of the previously deferred straight-line rent was grouped with real estate for purposes of comparing such balances to their net realizable value and, if such amounts when aggregated with real estate exceeded the net realizable value, the amount of the excess was included in the write-off of other assets as part of the adjustment to the liquidation basis of accounting. At October 29, 2002 approximately $299,737 of deferred straight-line rent, that was included in other assets, was subsequently grouped with real estate with no write-off required.

         Percentage rents charged to retail tenants based on sales volume are recognized when earned. Pursuant to Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," and the Emerging Issues Task Force's consensus on Issue 98-9, "Accounting for Contingent Rent in Interim Financial Periods," the Corporation defers recognition of contingent rental income (i.e., percentage/excess rent) in interim periods until the specified target (i.e., breakpoint) that triggers the contingent rental income is achieved. Recoveries from tenants for taxes, insurance and other operating expenses are recognized as revenue in the period the applicable costs are incurred.

         INVESTMENTS IN JOINT VENTURES
         -----------------------------

         Certain properties are or were owned in joint ventures with Shelbourne Properties I L.P. and/or Shelbourne Properties III L.P. Prior to April 30, 2002, the Corporation owned an undivided interest in the assets owned by these joint ventures and was severally liable for indebtedness it incurred in connection with its ownership interest in those properties. Therefore, for periods prior to January 1, 2002, the Corporation's consolidated financial statements had presented the assets, liabilities, revenues and expenses of the joint ventures on a pro rata basis in accordance with the Corporation's percentage of ownership.

         After April 30, 2002, as a result of the Operating Partnership's incurring debt in connection with entering into the Credit Facility discussed in Note 6, the Corporation was no longer allowed to account for its investments in joint ventures on a pro-rata consolidation basis in accordance with its percentage of ownership but must instead utilize the equity method of accounting. Accordingly, the Corporation's consolidated balance sheet at December 31, 2002 and the Corporation's consolidated statements of operations commencing January 1, 2002 reflect the equity method of accounting.

         REAL ESTATE HELD FOR SALE
         -------------------------

         Subsequent to the adoption of the liquidation basis of accounting, real estate assets were adjusted to their net realizable value and classified as real estate held for sale. Additionally, the Corporation suspended recording any further depreciation expense.

         Repairs and maintenance are charged to expense as incurred. Replacements and betterments are capitalized.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.       SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (CONTINUED)
         -----------------------------------------------------

         DEPRECIATION AND AMORTIZATION
         -----------------------------

         Upon the adoption of the liquidation basis of accounting, deferred loan fees of $892,599 were written off to reflect the balances at their net realizable value. Direct lease costs associated with the real estate were grouped with real estate for purposes of comparing carrying amounts to their net realizable value, and if such amounts when aggregated with real estate exceeded the net realizable value, these costs were written off.

         Prior to the Corporation adopting the liquidation basis of accounting, depreciation was computed using the straight-line method over the useful life of the property, which was estimated to be 40 years. The cost of properties represented the initial cost of the properties to the Company plus acquisition and closing costs less impairment adjustments. Tenant improvements, leasing costs and deferred loan fees were amortized over the applicable lease term.

         FINANCIAL INSTRUMENTS
         ---------------------

         The carrying values reflected in the consolidated statements of net assets at December 31, 2002 reasonably approximate the fair values for cash and cash equivalents, other assets, receivables, accounts payable, accrued expenses and note payable. Additionally, as the Corporation currently expects that the liquidation will be substantially completed not later than October 2004, the net realizable value of notes payable approximates the fair value. In making such assessment, the Corporation has utilized discounted cash flow analyses, estimates, and quoted market prices as deemed appropriate.

         INCOME TAXES
         ------------

         The Corporation is operating with the intention of qualifying as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986 as amended. Under those sections, a REIT which pays at least 90% of its ordinary taxable income as a dividend to its stockholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its stockholders.

         The Corporation paid to stockholders an amount greater than its taxable income; therefore, no provision for federal income taxes is required. For federal income tax purposes, the cash dividends distributed to stockholders are characterized as follows:

                                            2003           2002         2001
                                            ----           ----         ----

             Liquidating Distribution       100%           100%            -
             Ordinary Income                   -              -          54%
             Return of Capital                 -              -          46%
                                            ----           ----         ----

             Total                          100%           100%         100%
                                            ====           ====         ====

         Prior to the conversion to a REIT, no provision had been made for federal, state and local income taxes since they were the personal responsibility of the partners. A final tax return and K-1's were issued for the short tax year ended April 17, 2001.

         Taxable income differs from net income for financial reporting purposes principally because of differences in the timing of recognition of rental income and depreciation. As a result of these differences, impairment of long-lived assets and the initial write off of organization costs for book purposes, the tax basis of the Corporation's net assets exceeded its book value by $5,811,761 and $61,206,115 at December 31, 2003 and 2002, respectively.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.       SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (CONTINUED)
         -----------------------------------------------------

         AMOUNTS PER SHARE
         -----------------

         Basic earnings (loss) per share is computed based on weighted average common shares outstanding during the period.

         DIVIDENDS PER SHARE
         -------------------

         On December 7, 2001 the Board of Directors declared a dividend of $2.11 per share. The dividend was paid on December 21, 2001 to all stockholders of record as of December 17, 2001

         On November 5, 2002, the Board of Directors declared a dividend of $14.00 per share. The dividend was paid on November 21, 2002 to all stockholders of record as of November 15, 2002.

         On January 13, 2003, the Board of Directors declared a dividend of $14.50 per share. The dividend was paid on January 31, 2003 to stockholders of record at the close of business on January 23, 2003.

         On February 28, 2003, the Board of Directors declared a dividend of $30.00 per share. The dividend was paid on March 18, 2003 to stockholders of record at the close of business on March 10, 2003.

         On June 19, 2003 the Board of Directors declared a dividend of $6.75 per share. The dividend was paid on July 9, 2003 to the stockholders of record at the close of business on June 30, 2003.

         RECENTLY ISSUED ACCOUNTING STANDARDS
         ------------------------------------

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements will be effective for fiscal years beginning after May 15, 2002. This statement had no material effect on the Corporation's financial statements.

         In November 2002, the FASB issued Interpretation No. 45, Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. The disclosure provisions of this Interpretation were effective for the Corporation's December 31, 2002 financial statements. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. This Interpretation had no material effect on the Corporation's financial statements.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement had no material effect on the Corporation's financial statements.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.       SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (CONTINUED)
         -----------------------------------------------------

         RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)
         ------------------------------------------------

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The statement improves the accounting for certain financial instruments that under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash and other assets. A second type, which includes put options and forward purchase contracts, involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominately to a variable such as a market index, or varies inversely with the value of the issuer's shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. In addition to its requirements for the classification and measurement of financial instruments in its scope, SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement had no material effect on the Corporation's financial statements.

         In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003). Consolidation of Variable Interest Entities ("VIEs"), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Corporation will be required to adopt FIN 46R in the first fiscal period ending after March 15, 2004. Upon adoption of FIN 46R, the assets, liabilities and noncontrolling interest of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Corporation does not expect that this will have a material impact on the Corporation's consolidated financial statements.

3.       CONFLICTS OF INTEREST AND TRANSACTIONS WITH RELATED PARTIES
         -----------------------------------------------------------

         During the years ended December 31, 2001, 2002 and 2003, property management services (the "Property Management Services") and asset management services, investor relation services and accounting services (the "Asset Management Services") have been provided to (i) the Predecessor Partnership by affiliates of the general partners of the Predecessor Partnership's (the "Predecessor General Partners") and (ii) the Company by affiliates of the Company.

         ASSET MANAGEMENT SERVICES
         -------------------------

         For the period January 1, 2001 through April 16, 2001, an affiliate of the Predecessor General Partners, Resources Supervisory, provided Asset Management Services for an annual fee equal to 1.25% of the Predecessor Partnership's gross asset value. In addition, the Predecessor Partnership was obligated to (i) pay $200,000 for non-accountable expenses and (ii) reimburse Resources Supervisory for expenses incurred in connection with the performance of its services.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



3.       CONFLICTS OF INTEREST AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
         -----------------------------------------------------------------------

         ASSET MANAGEMENT SERVICES (CONTINUED)
         -------------------------------------

         Effective April 17, 2001 through February 14, 2002, Shelbourne Management LLC ("Shelbourne Management"), a wholly-owned subsidiary of Presidio Capital Investment Company, LLC ("PCIC"), provided asset management services to the Company pursuant to the terms of an Advisory Agreement (the "Advisory Agreement") between the Corporation, the Operating Partnership and Shelbourne Management. Pursuant to the terms of the Advisory Agreement, the Corporation was obligated to pay for asset management services, an annual asset management fee, payable quarterly, equal to 1.25% of the Corporation's gross asset value as of the last day of each year. In addition, the Corporation was obligated to (i) pay $200,000 for non-accountable expenses and (ii) reimburse Shelbourne Management for expenses incurred in connection with the performance of its services.

         Effective February 14, 2002, in connection with the Transaction (as described below), PCIC began providing such services for a reduced fee of $333,333 per annum (the "Transition Management Fee"). Both Shelbourne Management and PCIC were affiliates of the then management of the Corporation.

         Effective October 1, 2002, as contemplated by the Plan of Liquidation, the agreement with PCIC was terminated and Kestrel Management, L.P. ("Kestrel") began providing the Asset Management Services for a fee of $200,000 per annum. Kestrel is an affiliate of the Corporation's current Chief Executive Officer.

         PROPERTY MANAGEMENT SERVICES
         ----------------------------

         During the years ended December 31, 2001, 2002 and 2003, property management services were provided by Kestrel pursuant to agreements that provide for a fee of up to 3% of property revenue.

         The following table summarizes the amounts paid to affiliates for Expense Reimbursements, Asset Management Fees, Transition Management Fees, and Property Management Fees for the twelve-month periods ended December 31, 2003, 2002 and 2001. All numbers in the tables below include the Corporation's share of fees paid to Kestrel by properties owned by joint ventures in which the Corporation has an interest.

         YEAR ENDED DECEMBER 31, 2003

                                         Resources      Shelbourne
                                        Supervisory     Management    Kestrel
                                        -----------     ----------    -------

         Expense Reimbursement          $      -        $      -     $      -
         Asset Management Fee                  -               -      200,000
         Property Management Fees              -               -      183,513



         YEAR ENDED DECEMBER 31, 2002

                                         Resources      Shelbourne
                                        Supervisory     Management     Kestrel
                                        -----------     ----------     -------

         Expense Reimbursement          $      -       $   25,000     $      -
         Asset Management Fee                  -          157,582       50,000
         Transition Management Fee             -          208,250            -
         Property Management Fees              -                -      366,524

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3.       CONFLICTS OF INTEREST AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
         -----------------------------------------------------------------------

         PROPERTY MANAGEMENT SERVICES (CONTINUED)
         ----------------------------------------

         YEAR ENDED DECEMBER 31, 2001

                                         Resources      Shelbourne
                                        Supervisory     Management     Kestrel
                                        -----------     ----------     -------

         Expense Reimbursement           $   59,444     $  140,556     $      -
         Asset Management Fee               394,808        947,194            -
         Property Management Fees                 -              -      369,139


         ALLOCATION OF DIVIDENDS BY THE CORPORATION

         Dividends payable to affiliates for the years ended December 31, 2003, 2002 and 2001 on account of shares of common stock owned are as follows:

                                                                        Year Ended December 31,
                                                                2003                2002               2001
                                                                ----                ----               ----

         Presidio Capital Investment Company, LLC         $           -          $         -        $   723,992
         HX Investors, L.P.                                  19,014,365            5,194,168             86,299


         In addition, effective August 19, 2002, in connection with the settlement of the lawsuit brought by HX Investors, L.P. ("HX Investors"), Shelbourne Management agreed to pay to HX Investors approximately 42% of the amounts paid to Shelbourne Management with respect to the Class A units. Distributions paid to Shelbourne Management on account of its Class A units for the years ended December 31, 2003 and 2002 were $51,462 and $64,314, respectively, of which $21,614 and $11,659, respectively, are payable by Shelbourne Management to HX Investors pursuant to their agreement.

         THE TRANSACTION
         ---------------

         On February 14, 2002, the Corporation, Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc. (the "Companies") consummated a transaction (the "Transaction") whereby the Corporation purchased the 343,124 shares of the Corporation's common stock held by subsidiaries of PCIC and the Advisory Agreement was contributed to the Operating Partnership. Pursuant to the Transaction, the Corporation paid PCIC $17,866,603 in cash and the Operating Partnership issued preferred partnership interests with an aggregate liquidation preference of $1,015,148 and a note in the amount of $22,034,250. This note was satisfied in April 2002 from the proceeds of the Credit Facility (see note 6). The liquidation preference was eliminated on January 15, 2003 in connection with the Accotel Transaction (see note 11).

         RELATED PARTY LOAN PAYABLE
         --------------------------

         In connection with the Fleet Loan financing (see note 7), the Corporation, Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc. entered into Indemnity, Contribution and Subrogation Agreements, the purpose and intent of which was to place operating partnerships in the same position (as among each other) as each would have been had the lender made three separate loans. Under the terms of the Fleet Loan, the Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc. were required to utilize a portion of their proceeds generated by property sales to make principal payments on the Fleet Loan on behalf of the Corporation. In accordance with the terms of the Indemnity, Contribution and Subrogation Agreements, the portion of the Corporation's principal payments made by Shelbourne Properties I, Inc., in the amount of $1,349,257, and Shelbourne Properties III, Inc., in the amount of $5,371,444 are recorded as loans payable

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3.       CONFLICTS OF INTEREST AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
         -----------------------------------------------------------------------

         RELATED PARTY LOAN PAYABLE (CONTINUED)
         --------------------------------------

         that are secured by the Corporation's interest in the entities that own its properties. The principal and accrued interest due to Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc. at December 31, 2003 are $1,352,307 and $5,383,586, respectively. The loans payable require payment of interest under the same terms as the Fleet Loan, which is LIBOR plus 2.75% (3.875% at December 31, 2003).

4.       REAL ESTATE HELD FOR SALE
         -------------------------

         The following table is a summary of the Corporation's real estate as of:

                                                     LIQUIDATION BASIS
                                            ------------------------------------
                                                       DECEMBER 31,
                                            ------------------------------------
                                                 2003                2002
                                            ----------------    ----------------

             Real Estate Held for Sale        $ 14,514,877       $ 17,091,316


         As of December 31, 2003, the Corporation owned two properties. One is located in Matthews, North Carolina and the other is located in Richmond, Virginia.

         On December 20, 2002, the Corporation sold Sutton Square Shopping Center for $16,750,000. The Corporation received $10,393,025 in net proceeds after the required pay down of the Credit Facility described in Note 6 of $6,000,000, expenses, and settlement charges. The Corporation realized a gain on sale for financial reporting purposes of approximately $6,760,000.

         On February 28, 2003, the Corporation sold its property located in Melrose Park, Illinois for a gross sales price of $3,247,200. The Corporation received proceeds of $3,125,632 after closing costs and net proceeds of $2,934,617 after closing adjustments. The Corporation recognized a gain for financial reporting purposes of $846,203.

         On August 18, 2003, a subsidiary of the Corporation entered into a contract to purchase two parcels of land adjacent to its property located in Matthews, North Carolina. The purchase, which is subject to the Corporation's satisfactory completion of the due diligence process, is expected to close, if at all, in the second quarter of 2004.

5.       INVESTMENT IN JOINT VENTURES
         ----------------------------

         As of December 31, 2003, the Corporation was invested in two joint ventures (the Accor S.A. Properties, described in note 11, and Seattle Landmark). The joint ventures are accounted for utilizing the equity method of accounting.

         On October 30, 2002, the Corporation adopted the liquidation basis of accounting. Subsequent to the adoption of the liquidation basis of accounting, the investments in joint ventures were adjusted to their net realizable value based on current contracts, estimates as determined by independent appraisals or other indications of sales value.

         On January 31, 2003, the Hilliard, Ohio property, which was owned by Tri-Columbus Associates, in which the Corporation holds a 20.66% interest, was sold for a gross sales price of $4,600,000. After making required payments on the Credit Facility, the property, closing adjustments and other closing costs, net proceeds were approximately $2,063,000, $426,330 of which is attributable to the Corporation's interest.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5.       INVESTMENT IN JOINT VENTURES (CONTINUED)
         ----------------------------------------

         The joint venture recognized no gain or loss on the sale for financial reporting purposes as the joint venture's property was previously written down to its net realizable value.

         Due to significant amount of the investment in Seattle Landmark Joint Venture, the property's financial information is as follows:

         BALANCE SHEET


                                                    For the Year Ended December 31,
                                                    2003                      2002
                                                -------------              ------------
         Assets:
         Real estate held for sale             $  19,775,003              $ 18,944,000
         Cash and cash equivalents                   608,297                 1,245,464
         Other assets                                 80,771                    96,513
         Receivables, net                            763,029                   174,283
                                                -------------              ------------
         Total assets:                            21,227,100                20,460,260

         Liabilities:
         Other Liabilities:                        1,426,996                   458,931

         Partners Equity:
         Shelbourne Properties II, Inc.            9,899,701    50%         10,001,313    50%
         Other Partners Equity                     9,900,403    50%         10,000,016    50%
                                                -------------              ------------
         Total Liabilities and Partners
         Equity:                               $  21,227,100              $ 20,460,260


                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5.       INVESTMENT IN JOINT VENTURES (CONTINUED)
         ----------------------------------------


         STATEMENT OF OPERATIONS


                                                      For the Year Ended December 31,
                                                    2003             2002              2001
                                                ------------     ------------       ------------
        Revenues:

        Rental Income                           $  2,936,572     $  3,106,686       $  2,896,480
        Interest Income                                2.960           11,440             69,896
                                                ------------     ------------       ------------
        Total Revenues:                            2,969,532        3,118,126          2,966,376

        Expenses:

        Depreciation and Amortization                      -          467,417            392,190
        Other Expenses                             1,600,466        1,332,727          1,217,086
                                                ------------     ------------       ------------
        Total Expenses:                            1,600,466        1,800,144          1,609,276

        Revenue in Excess of Expenses           $  1,339,066     $  1,317,982       $  1,357,100

        Revenue in Excess of
          Expenses allocated to
          Shelbourne Properties II, Inc.             669,533          660,053            680,120

        Revenue in Excess of Expenses
          allocated to Other Partners           $    669,533     $    657,929       $    676,980



         RECONCILIATION OF INVESTMENT IN JOINT VENTURES



                                                         For the Year Ended December 31,
                                                              2003                     2002
                                                          ------------              ------------
        Investment in Seattle Landmark                    $  9,899,701              $ 10,001,313
          Joint Venture
        Investment in other joint ventures                   1,079,675                52,344,041
                                                          ------------              ------------
        Total investment in joint ventures                $ 10,979,376              $ 62,344,354
                                                          ============              ============


         On February 28, 2003, 568 Broadway Joint Venture, a joint venture in which the Company held a 38.925% interest, sold its property located at 568 Broadway, New York, New York for a gross sale price of $87,500,000. After assumption of the debt encumbering the property ($10,000,000), closing adjustments and other closing costs, net proceeds were approximately $73,000,000, approximately $28,415,250 of

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5.       INVESTMENT IN JOINT VENTURES (CONTINUED)
         ----------------------------------------

         which was allocated to the Operating Partnership. The joint venture recognized a gain for financial reporting purposes of $67,746,480 of which $26,702,093 was attributable to the Corporation and is reported as equity income from joint ventures.

         On April 29, 2003, Century Park I Joint Venture, a joint venture in which the Company held a 50% interest, sold its property located in San Diego, California for a gross sales price of $29,750,000. The Fleet Loan required that a payment of $20,000,000 be made to pay down the loan. After the required paydown, closing adjustments and other closing costs, net proceeds were $9,403,450 of which the Operating Partnership was allocated $4,701,725. The joint venture recognized a gain for financial reporting purposes of $20,394,138 of which $10,261,579 was attributable to the Corporation and is reported as equity income from joint ventures.

         On June 18, 2003, the Grove City, Ohio property, which was owned by Tri-Columbus Associates was sold for a gross sales price of $4,090,000. The Fleet Loan encumbering this property (see note 7) required a principal payment equal to the greater of $3,300,000 or 90% of the net proceeds. After closing adjustments and costs the net proceeds were $3,938,286. As a result, the principal payment was $3,544,457 of which the Corporation was allocated $732,285. The remaining proceeds after the principal payment were $393,829 of which the Corporation was allocated $81,365. The joint venture recognized no gain or loss for financial reporting purposes on the sale as the joint venture's property was previously written down to its net realizable value.

         On December 11, 2003, the Orange, Ohio property, which was owned by Tri-Columbus Associates, was sold for a gross sales price of $4,090,000. After the required principal paydown on the Fleet Loan, closing adjustments and closing costs, net proceeds amounted to $4,419,613 of which the Corporation was allocated $913,092. The Corporation recognized a gain for financial reporting purposes of $161,450 from the sale and is reported as equity income from joint ventures.

6.       CREDIT FACILITY
         ---------------

         On May 1, 2002, the operating partnerships of the Companies and certain of the operating partnerships' subsidiaries entered into a $75,000,000 revolving credit facility with Bayerische Hypo-Und Vereinsbank AG, New York Branch, as agent for itself and other lenders (referred to as the "Credit Facility" or the "Note Payable"). The Credit Facility had a term of three years and was prepayable in whole or in part at any time without penalty or premium. The Companies initially borrowed $73,330,073 under the Credit Facility. The Company's share of the proceeds amounted to $29,779,343 of which $22,034,250 was used to repay the note issued in the Transaction, $215,768 to pay associated accrued interest and $840,624 to pay costs associated with the Credit Facility. The excess proceeds of approximately $6,688,701 were deposited into the Company's operating cash account. On December 20, 2002, in connection with the sale of Sutton Square, the Corporation made a principal paydown of $6,000,000. The Credit Facility was subsequently satisfied on February 20, 2003 (see note 7 below.)

7.       FLEET LOAN
         ----------

         On February 20, 2003, in a transaction designed to provide flexibility to the Corporation, Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc., (collectively, the "Companies") and their respective operating partnerships (the "Shelbourne OPs") in implementing their respective plans of liquidation and to enable them to distribute 100% of the net proceeds from the sale of the New York, New York property, direct and indirect subsidiaries of each of the Companies (the "Borrowers") entered into a Loan Agreement with Fleet National Bank, as agent for itself and other lenders ("Fleet") pursuant to which the Borrowers obtained a $55,000,000 loan (the "Fleet Loan"). The Companies believed that by entering into a single loan transaction instead of three separate loan transactions they were able to obtain a larger loan at a more favorable interest rate.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


7.       FLEET LOAN (CONTINUED)
         ----------------------

         The Borrowers are jointly and severally liable for the repayment of the amounts due under the Fleet Loan and the Shelbourne OPs and the Companies have guaranteed the repayment of the Fleet Loan. A portion of the Fleet Loan proceeds, as well as the balance of a note in the amount of $10,000,000 secured by the 568 Broadway property, were used to satisfy the Credit Facility that had a balance due in aggregate of $37,417,249 as of February 20, 2003.

         The Fleet Loan was satisfied on December 11, 2003 from the proceeds of the sales of properties owned by the Corporation, Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc.

         Pursuant to the terms of the Loan, each Borrower is jointly and severally liable for the repayment of the entire principal, interest and other amounts due under the Loan. Accordingly, the Borrowers, the Companies and the Shelbourne OPs entered into Indemnity, Contribution and Subrogation Agreements, the purpose and intent of which was to place the operating partnerships in the same position (as among each other) as each would have been had the lender made three separate loans, one to each of the operating partnerships. The principal benefit derived from obtaining one loan instead of three separate loans is that the interest rate on the Fleet Loan and the costs associated with the Fleet Loan were less than that which would have been incurred for three separate smaller loans.

         Pursuant to the terms of the Indemnity, Contribution and Subrogation Agreement, the amounts paid by Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc. on behalf of the Corporation to satisfy the terms of the Fleet Loan have been recorded by the Corporation as loans payable and are secured by the Corporation's interest in its properties. The loans payable to Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc., which have a balance, including accrued interest , at December 31, 2003 of $1,349,257 and $5,371,444, respectively, have the same terms as the Fleet Loan. At December 31, 2003 the interest rate was 3.875%.

8.       CLASS B PARTNERSHIP INTERESTS
         -----------------------------

         Under the Plan of Liquidation which has been approved by the Corporation's Board of Directors and stockholders, HX Investors is entitled to receive an incentive payment of 15% of (i) the cash and other proceeds generated from operating the assets and properties of the Company, plus the aggregate fair value of all consideration received from the disposal of the assets and properties of the Company less (ii) the sum of all direct costs incurred in connection with such disposal (the "Incentive Fee"), after the payment of a priority return of approximately $66.25 per share to stockholders of the Corporation plus interest thereon compounded quarterly at 6% per annum (the "Priority Return"). On August 19, 2002, the Board of Directors of the Corporation authorized the issuance by the Operating Partnership of, and the Operating Partnership issued, Class B Units to HX Investors which Class B Units provide distribution rights to HX Investors consistent with the intent and financial terms of the Incentive Fee. The Class B Units entitle the holder thereof to receive distributions equal to 15% of gross proceeds after the Priority Return. After giving effect to dividends paid from August 19, 2002 to March 24, 2004, the remaining unpaid per share Priority Return is $3.20.

9.       CLASS A 5% PREFERRED PARTNERSHIP INTERESTS
         ------------------------------------------

         In connection with the Transaction, the Operating Partnership issued to Shelbourne Management 1,015.148 Class A 5% Preferred Partnership Units (the "Class A Units"). The Class A Units entitled the holder to a quarterly distribution equal to 1.25% of the aggregate liquidation preference of the Class A Units ($1,015,148). In addition, upon the liquidation of the Operating Partnership, each Class A Unit was entitled to a liquidation preference of $1,000 per unit. The Class A Units are not convertible into common units of the Operating Partnership or shares in the Corporation and the holders of the Class A Units do not have voting rights except in limited circumstances. Although the holders of the Class A Units do not have redemption rights, pursuant to the terms of the Purchase and Contribution Agreement entered into in connection with the Transaction, Shelbourne Management had the right to cause the Operating Partnership

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


9.       CLASS A 5% PREFERRED PARTNERSHIP INTERESTS (CONTINUED)
         ------------------------------------------------------

         to reacquire the Class A Units upon the occurrence of certain events including, without limitation, if the aggregate assets of the Companies is below approximately $75 million or the outstanding debt under which the Companies are obligated is less than $55 million, for a purchase price equal to the liquidation preference plus an amount (the "Put Premium") which was equal to approximately $6,605,000 at December 31, 2002 and declined each February 13, May 13, August 13 and November 13 until it reached zero on May 13, 2007.

         The terms of the Class A Units were subsequently modified to eliminate the liquidation preference and limit the circumstances under which the holders of the Class A Units can cause the Operating Partnership to purchase the Class A Units at a premium. These circumstances include the occurrence of any of the following if any of the Class A Units are outstanding; (i) the filing of bankruptcy by a Shelbourne OP; (ii) the failure of a Shelbourne OP to be taxed as a partnership; (iii) the termination of the Advisory Agreement; (iv) the issuing of a guaranty by any of the Companies on the debt securing the Accor S.A. Properties (see below); or (v) the taking of any action with respect to the Accor S.A. Properties without the consent of the Class A Unitholder (the "Class A Trigger Events").

         Effective August 19, 2002, in connection with the settlement of the lawsuit brought by HX Investors, Shelbourne Management agreed to pay to HX Investors 42% of the amounts paid to Shelbourne Management with respect to the Class A units (see note 3).

10.      CHANGE IN CONTROL
         -----------------

         On July 1, 2002, the Companies entered into a settlement agreement with respect to certain outstanding litigation involving the Companies. In connection with the settlement, the Corporation entered into a stock purchase agreement (the "Stock Purchase Agreement") with HX Investors and Exeter Capital Corporation ("Exeter"), the general partner of HX Investors, pursuant to which HX Investors, the owner of approximately 12% of the outstanding common stock of the Corporation, agreed to conduct a tender offer for up to an additional 30% of the Corporation's outstanding stock at a price per share of $62.00 (the "HX Investors Offer"). The tender offer commenced on July 5, 2002 following the filing of the required tender offer documents with the Securities and Exchange Commission by HX Investors.

         Pursuant to the Stock Purchase Agreement, the Board of Directors of the Corporation approved a plan of liquidation for the Corporation (the "Plan of Liquidation") and agreed to submit the Plan of Liquidation to its stockholders for approval. HX Investors agreed to vote all of its shares in favor of the Plan of Liquidation. Under the Plan of Liquidation, HX Investors was to receive an incentive payment of 25% of gross proceeds after the payment of a priority return of approximately $66.25 per share was made to the stockholders of the Corporation.

         Subsequently, on July 29, 2002, Longacre Corp. ("Longacre") commenced a lawsuit individually and derivatively against the Corporation, Shelbourne Properties I, Inc., Shelbourne Properties III, Inc., their boards, HX Investors, and Exeter seeking preliminary and permanent injunctive relief and monetary damages based on purported violations of the securities laws and mismanagement related to the tender offer by HX Investors, the Stock Purchase Agreement, and the Plan of Liquidation. The suit was filed in federal court in New York, New York. On August 1, 2002, the court denied Longacre's motion for a preliminary injunction, and, on September 30, 2002, the court dismissed the lawsuit at the request of Longacre.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



10.      CHANGE IN CONTROL (CONTINUED)
         -----------------------------

         Contemporaneous with filing its July 29, 2002 lawsuit, Longacre publicly announced that its related companies, together with outside investors, were prepared to initiate a competing tender offer for the same number of shares of common stock of the Corporation as were tendered for under the HX Investors Offer, at a price per share of $68.20. Over the course of the next several days, Longacre and HX Investors submitted competing proposals to the board of directors of the Corporation and made those proposals public. On August 4, 2002, Longacre notified the Corporation that it was no longer interested in proceeding with its proposed offer.

         On August 5, 2002, the Corporation entered into an amendment to the Stock Purchase Agreement. Pursuant to the terms of the amendment, the purchase price per share offered under the HX Investors Offer was increased from $62.00 to $73.85. The amendment also reduced the incentive payment payable to HX Investors under the Plan of Liquidation from 25% to 15% of gross proceeds after payment of the approximately $66.25 per share priority return to stockholders of the Corporation (the "Incentive Fee"), and included certain corporate governance provisions.

         On August 16, 2002, the HX Investors offer expired and HX Investors acquired 268,444 shares representing 30% of the outstanding shares.

         On August 19, 2002, as contemplated by the Stock Purchase Agreement, the existing Board of Directors and executive officer of the Corporation resigned and the Board was reconstituted to consist of six members, four of whom are independent directors. In addition, new executive officers were appointed.

         Also on August 19, 2002, the Board of Directors of the Corporation authorized the issuance by the Operating Partnership of Class B Units to HX Investors which Class B Units provide distribution rights consistent with the intent and financial terms of the incentive payment provided for in the Stock Purchase Agreement described above and which distributions are payable only in the event that the Plan of Liquidation was adopted. On August 19, 2002, the Operating Partnership issued the Class B Units to HX Investors in full satisfaction of the Incentive Fee payment otherwise required under the Plan of Liquidation.

11.      ACCOTEL TRANSACTION
         -------------------

         On January 15, 2003, a joint venture owned by the Operating Partnership and the operating partnerships of Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc. acquired from Realty Holdings of America, LLC, an unaffiliated third party, a 100% interest in an entity that owns 20 motel properties which are triple net leased to an affiliate of Accor S.A. (the "Accor S.A. Properties"). The cash purchase price, which was provided from working capital, was $2,668,272, of which $867,806, $1,079,675 and $720,791 was paid by
         Shelbourne Properties I, Inc., the Corporation and Shelbourne Properties III, Inc., respectively. The Accor S.A. Properties are also subject to existing mortgage indebtedness in the current principal amount of approximately $72,200,000.

         The Companies formed the joint venture and acquired the interest in the new properties in order to facilitate the disposition of the other properties of the Companies and the distribution to stockholders of the sales proceeds in accordance with the Plan of Liquidation. Prior to the acquisition of the Accor S.A. Properties, the holder of the Class A Units had the right to cause the Operating Partnerships to purchase the Class A Units at a substantial premium to their liquidation value (at the time of the acquisition, a premium of approximately $6,605,000 in the case of the Operating Partnership and approximately $16,265,000 for all three operating partnerships) unless the operating partnerships maintained at least approximately $54,200,000 of aggregate indebtedness ($22,026,000 in the case of the Operating Partnership) guaranteed by the holder of the Class A Units and secured by assets having an aggregate market value of at least approximately $74,800,000 ($30,400,000 in the case of the Operating Partnership). These requirements significantly impaired the ability of the Corporation to sell its properties and make distributions in

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



11.      ACCOTEL TRANSACTION (CONTINUED)
         -------------------------------

         accordance with the Plan of Liquidation. In lieu of these requirements, the operating partnerships acquired the Accor S.A. Properties for the benefit of the holder of the Class A Units. The holder of the Class A Units does, however, continue to have the right, under certain limited circumstances which the Companies do not anticipate will occur, to cause the operating partnerships to purchase the Class A Units at the premium as described above.

         The terms of the Class A Units were also modified to eliminate the $2,500,000 aggregate liquidation preference to which the holder of the Class A Units was previously entitled ($1,015,148 in the case of the Operating Partnership).

         The holder of the Class A Units has the right to require the operating partnerships to acquire other properties for its benefit at an aggregate cash cost to the operating partnerships of $2,500,000 (approximately $1,015,000 of which would be paid by the Operating Partnership). In that event the Accor S.A. Properties would not be held for the benefit of the holder of the Class A Units and would be disposed of as part of the liquidation of the Companies.

12.      SUBSEQUENT EVENT
         ----------------

         On March 17, 2004, the holder of the Class A Units agreed to retain its beneficial ownership of the motel properties and relinquish its right to require the acquisition of other properties, thereby enabling the Corporation to set up liquidating trusts to complete its liquidation as early as April 16, 2004. In consideration of the Class A Unitholder electing to take title to the Accor S.A. Properties earlier than required, the Corporation waived its right to require the Class A Unitholder to reimburse it for up to $75,000 of costs associated with the acquisition of the Accor S.A. Properties and agreed to make a payment to the Class A Unitholder of approximately $41,667.

                         SHELBOURNE PROPERTIES II, INC.
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.      QUARTERLY DATA (UNAUDITED)
         --------------------------

         The following table presents unaudited financial data by quarter for the years ended December 31, 2003 and 2002. Periods prior to October 30, 2002 were on a going concern basis, liquidation basis was used thereafter.


                                                                                         Income (Loss) Available to
                                   Total Rental         Income (Loss) Available to         Common Stockholders Per
                                     Revenues               Common Stockholders                   Share
                                ---------------------------------------------------------------------------------------------
         Year 2003 Total           $  2,571,747             $  38,692,911                        $    43.24
         4th Quarter 2003               594,809                   564,304                               .63
         3rd Quarter 2003               656,272                   269,522                               .30
         2nd Quarter 2003               541,265                10,055,021                             11.24
         1st Quarter 2003               779,401                27,804,064                             31.07

         Year 2002 Total            $ 4,773,826              $(16,637,348)                       $   (17.75)(c)
         4th Quarter 2002             1,205,150                 7,431,805                              8.31 (b)
         3rd Quarter 2002             1,123,912                   216,821                              0.24 (b)
         2nd Quarter 2002             1,244,039                (1,506,221)                            (1.68)(b)
         1st Quarter 2002             1,200,725               (22,779,753)                           (21.37)(a)


         (a) Net Income (Loss) per Common Share was calculated using a weighted average shares outstanding of 1,066,354.

         (b) Net Income (Loss) per Common Share was calculated using a weighted average shares outstanding of 894,792.

         (c) Net Income (Loss) per Common Share was calculated using a weighted average shares outstanding of 937,095.